Tekion (Canada), Inc. 8602 Commerce Court Burnaby, BC V5A 4N6 Tel. 604-656-6610 Fax. 604-656-6620 www.tekion.com

Tekion (Canada), Inc./Mantra Energy Master Services Agreement	# MAN-MSA-001 Pg 1 of 5

This Agreement (MSA) comprises Master Services Agreement # MAN-MSA-001 made and entered into this 31 day of July, 2012, by and between Mantra Energy (“Customer”), whose main office is located at #562 –800 15355 24th Avenue, Surrey, BC, V4A 2H9 and Tekion (Canada), Inc. (“Company”), a British Columbia corporation, whose main office is located at 8602 Commerce Court, Burnaby, BC, V5A 4N6. The Company and Customer may sometimes be collectively referred to in this Agreement as the “Parties”.

In consideration of mutual promises contained herein and on the terms and conditions set forth herein, the Parties agree as follows:

1.0	Services Provided

(1.1)	Company agrees to provide services to Customer. Customer will authorize provision of such services from time to time by the execution of a Statement of Work (“SOW”)
(1.2)	Company shall provide Customer with the deliverables, and on the terms, as specified in the SOW
(1.3)

Customer shall not be liable for any deliverable to be provided by Company unless and until the same is decided by Customer as being in compliance with the functions, features, capabilities, components, aspects, qualities and capacities described in any specification agreed to by the Parties relating to deliverables. Customer shall not unreasonably withhold its acceptance of any such deliverable.

2.0	Compensation

(2.1)

Customer agrees to pay Company in the manner specified in each SOW. In addition, Customer will be responsible for and shall reimburse Company for any reasonable travel or other business consulting related expenses incurred by Company which directly relate to fulfilling a SOW, including, without limitation, air and other travel (including car rental) and lodging expenses, internet access while travelling, copying and reproduction and related expenses and cellular phone charges, including long distance, roaming and other related cellular phone charges.

3.0	Independent Contractor

(3.1)

Company states and affirms to Customer that it is an independent contractor. It shall have the direction and control of its employees in the provision of services to Customer. Customer shall not carry health insurance to cover Company or any of its employees. Customer shall not pay any contribution unemployment insurance, federal or provincial holding taxes, nor provide any other contributions or benefits which might be expected in any employer-employee relationship. Company agrees to report and pay any contributions for taxes, unemployment insurance and other benefits for itself and its own employees. Nothing contained in this Agreement shall be construed so as to create a partnership between the Parties or to authorize either Party to act as a general agent of the other Party. Neither Party shall have any authority to make contracts, commitments, statements or representations on behalf of the other Party, except as set forth in this Agreement.

Tekion (Canada), Inc./Mantra Energy Master Services Agreement	# MAN-MSA-001 Pg 2 of 5

4.0	Limitation of Liability

(4.1)

With regard to the services to be performed by Company pursuant to the terms of this Agreement, Company shall not be liable to Customer or to anyone who may claim any right due to any relationship with Customer, for any acts or omissions in the performance of services on the part of Company, or on the part of the agents or employees of Company, except when said acts or omissions of Company are due to willful misconduct or gross negligence. Customer shall indemnify, defend and hold Company harmless from and against any and all obligations, costs, claims, judgments, attorney’s fees and attachments arising from or growing out of the services rendered to Customer pursuant to the terms of this Agreement, or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of Company, provided however, Company shall promptly notify Customer in writing of any potential claims relating to any work performed by Company pursuant to this Agreement of which Company has or obtains knowledge. Under no circumstances shall either party be liable to the other for any special, indirect or consequential loss or damage, whether or not such loss is caused by the fault or negligence of such party, its employees or agents. This exclusion of liability for special, indirect or consequential loss or damage is intended to apply to losses such as, but not limited to, loss of profits or revenue, cost of capital, loss of use of equipment or facilities or claims of Customer’s customers due to loss of service.

5.0	Confidentiality

(5.1)

All services provided under this Agreement will be subject to the terms and conditions set forth in the Mutual Confidentiality Agreement Effective Date: July 31, 2012 by and between Company and Customer

6.0	Ownership of Work, IP and Materials

(6.1)

Company agrees that all materials/IP generated or developed by Company under this Agreement or furnished by Customer to Company shall be, and remain, the property of Customer. Company specifically agrees that all copyrightable material first generated or developed under this Agreement shall be considered works made for hire and that such material/IP shall, upon creation, be owned exclusively by Customer. To the extent that any such material/IP, under applicable law, may not be considered works made for hire, Company hereby assigns to Customer the ownership of copyright in such materials/IP, without the necessity of any further consideration, and Customer shall be entitled to obtain and hold in its own name all copyrights in respect to such materials. If, and to the extent, Company may, under applicable law, be entitled to claim any ownership interest in the programs, reports and other material or data generated or developed by Company under this Agreement, Company hereby transfers, grants, conveys, assigns and relinquishes exclusively to Customer all of Company’s right, title and interest in and to such materials, under patent, copyright, trade secret and trademark law.

(6.2)

All of Company’s existing proprietary information and materials existing prior to the execution of the SOW that are the property of Company and its proprietary information and materials shall remain exclusively owned by Company. To the extent that Company uses such materials or information in performing services under this contract, such materials and information shall not become the property of Customer.

(6.3)

To the extent that any preexisting rights are embodied or reflected in the material developed under this Agreement, Company hereby grants Customer the irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to (1) use, execute, reproduce, display, perform, distribute

Tekion (Canada), Inc./Mantra Energy Master Services Agreement	# MAN-MSA-001 Pg 3 of 5

(6.4)	copies of and prepare derivative works based upon such preexisting rights and any derivative works thereof, and (2) authorize others to do any or all of the foregoing.

7.0	Warranties

(7.1)

Company warrants that it shall exert commercially reasonable efforts in performing services hereunder and that said services shall be performed at a level of quality consistent with that which would be provided by the mainstream of engineers providing similar services in Canada.

(7.2)

Company warrants that any deliverable which it contract to provide hereunder shall, when completed, conform in all material respects to the specifications for said deliverable agreed to by Company and Customer and be otherwise without obvious defects, gaps or inaccuracies. During the first thirty (30) days following acceptance by Customer, Company shall correct, for no additional charge to Customer, all deviations from said specifications discovered in any deliverable.

8.0	Term and Termination

(8.1)

This Agreement shall continue until either of the Parties provides not less than thirty (30) business days notice of a termination to the other Party and on such date this Agreement shall be terminated, provided however, if there are SOW’s which are in progress, then this Agreement shall continue until all SOW’s have been either completed or terminated pursuant to their terms.

(8.2)

Any individual SOW may be terminated by Customer, for any reason, in whole or in part, upon written notice delivered to Company. In the event of any termination or expiration of any SOW, the Parties shall remain responsible on a pro rata basis for all obligations or liabilities arising from services delivered prior to the date of termination.

(8.3)

Notwithstanding anything in this Agreement, either Party may, in addition to its rights of termination set forth herein, assert its rights to any monetary damages, injunctive relief or other rights or relief to which it may be entitled.

(8.4)

Either Party may send the other Party a written notice of termination, effective thirty (30) days following mailing, notifying the other Party that this Agreement is terminated due to the other Party’s failure to discharge the responsibilities assumed hereunder in a prompt and/or competent fashion. Said notice must specify the manner(s) in which the other Party has failed to perform. The Parties agree that any Party receiving a notice of termination under this subsection shall have the next fifteen (15) days in which to cure (to the reasonable satisfaction of the Party that has served the notice of termination) the failure to perform, and, if such cure is effected, the Agreement shall continue. If Company is the aggrieved Party and Customer fails to effect a cure, Company shall be excused from further performance and be entitled to immediately receive those sums to which it is entitled for services rendered up to the fifteenth (15th) day following transmission of the notice of termination. If Customer is the aggrieved Party and Company fails to effect a cure, Customer shall be excused from further performance and shall be free of all responsibility to make any further payments to Company, except Customer shall continue to be obligated to pay for services which have been rendered by Company on behalf of Customer.

Tekion (Canada), Inc./Mantra Energy Master Services Agreement	# MAN-MSA-001 Pg 4 of 5

9.0	Miscellaneous Provisions

(9.1)

Any notice provided for in this Agreement shall be given in writing and transmitted by facsimile, personal delivery, express mail or prepaid first class registered or certified mail, addressed to the address shown above, or as changed in writing from time to time.

(9.2)

This Agreement is intended by the Parties hereto to be the final expression of their agreement, and it constitutes the full and entire understanding between the Parties with respect to the subject hereof. This Agreement may be amended only by a writing signed by the Parties to this Agreement. If a waiver, amendment or modification of any provision of this Agreement is handwritten, typed or otherwise included within the physical confines of this document, it shall not be effective unless specifically initialed by the Party against whom enforcement of such waiver, amendment or modification is sought. No failure or delay by either Party in exercising any right, power or remedy with respect to any of its rights hereunder shall operate as a waiver thereof in the future.

(9.3)

Neither Customer nor Company may sell, assign or transfer any rights or interests created under this Agreement or delegate any of their duties without the prior written consent of the other, provided, however, that Customer may assign this Agreement and its rights and responsibilities hereunder to another corporation subject to the same ownership and control with it. Any other assignment or delegation of either Party hereunder, without the written consent of the other, shall be void.

(9.4)

This Agreement shall be governed by and construed in accordance with the internal laws of the Province of British Columbia. Each of the Parties hereto (a) submits to the jurisdiction of any provincial court of the Province of British Columbia or federal court sitting in the Province of British Columbia with respect to any legal action or proceeding arising out of or relating to this Agreement; (b) agrees that any claims with respect to such action or proceeding shall be heard or determined only in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any court unless or until such court has finally refused to exercise jurisdiction; and (d) waves any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

(9.5)

Should any part, term or provision of this Agreement be declared invalid, void or unenforceable, all remaining parts, terms and provisions hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby.

(9.6)

Each Party shall be excused from performance for any period and to any extent that the Party is prevented from performing, in whole or in part, as a result of delays caused by: the other Party, an act of God, war, civil disturbance, court order, labor dispute or other cause beyond that Party’s reasonable control, including failure or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such nonperformance shall not be a default or grounds for termination. Notwithstanding the foregoing, the other Party shall be entitled to terminate this Agreement immediately through written notice to the nonperforming Party if such failure to perform lasts fifteen (15) or more days; provided, however, that such right to terminate shall end if the nonperforming Party resumes performance before the aggrieved Party sends a notice of termination to the nonperforming Party. No monetary remedies shall apply during any Force Majeure period.

(9.7)

Customer may request a change to a SOW while the Company’s services are in progress. Customer will submit any such change request in writing. Before said change takes effect, the Parties shall mutually agree as to the effect on time frames, resources and expenditures that the change may cause and they shall agree as to any modifications to pre-existing costs and schedules as reasonably appropriate. In order for such a change to be effective, it must be executed by both Parties.

(9.8)

Irreparable harm may be presumed if either Party breaches any covenant of this Agreement relating to its obligations of confidentiality or the other Party’s proprietary rights and the aggrieved Party shall be entitled to injunctive relief.

Tekion (Canada), Inc./Mantra Energy Master Services Agreement	# MAN-MSA-001 Pg 5 of 5

(9.9)	In the event of any conflict between the terms and conditions of this Agreement and a SOW, the provisions set forth in this Agreement shall prevail.
(9.10)	Articles 4, 5, 6, and sections 9.9 and 9.10 shall survive any termination of this Agreement and each SOW.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed.

Tekion (Canada), Inc.	Mantra Energy
Company	Customer

/s/ Neil Huff	/s/ Larry Kristof
Signature	Signature

Niel Huff	Larry Kristof
Name	Name

President & CEO	President, CEO
Title	Title

July 31, 2012	July 31, 2012
Date	Date